                                                                   EXHIBIT 10.24

December 31,2004

Mr. John Burke
Annuity & Life Reassurance, Ltd.
Cumberland House
1 Victoria Street
Hamilton HM 11
Bermuda

Dear Mr. Burke:

This letter of intent ("Letter of Intent") represents an indication of interest with respect to certain proposed reinsurance transactions involving Annuity & Life Reassurance, Ltd. ("ALR") and Transamerica Occidental Life Insurance Company ("TOLIC") (the "Transfer").

The purpose of the Transfer is to conclude, effective December 31, 2004, retrocession transactions between ALR (as retrocedent) and TOLIC (as retrocessionaire) as to two separate blocks of life reinsurance business and, effective November 30, 2004, recapture by TOLIC (as retrocedent) of an annuity retrocession treaty with ALR (as retrocessionaire). Consideration for said retrocession of life reinsurance business and annuity retrocession treaty recapture shall consist of various payments from ALR to TOLIC, as well as the transfer of beneficial interest and title by ALR to TOLIC of related trust corpus.

STRUCTURE

The structure is as follows:

(1) ALR shall retrocede to TOLIC 100% of the liability that the ALR assumes from Fidelity & Guaranty Life Insurance Company under that Reinsurance Agreement between Fidelity & Guaranty Life Insurance Company and ALR dated October 1,1999 (hereinafter F&G Agreement), with respect to losses occurring on or after December 31, 2004 subject to the limitations set forth in below Paragraph (3).

(2) ALR shall retrocede to TOLIC 100% of the liability that the ALR assumes from Scottish Re Life Corporation, as the present counter-party and cedent under those Reinsurance Agreements Nos. 2857 and 2858, originally between Phoenix Home Life Mutual Insurance Company, American Phoenix Life and Reassurance Company and Phoenix Life and Reassurance Company of New York and ALR, dated January 1, 1998 (hereinafter Scottish Re Agreements), with respect to losses occurring on or after December 31, 2004 subject to the limitations set forth in below Paragraph
(3).

(3) In consideration for the retrocession transactions contemplated by the preceding Paragraphs (1) and (2), ALR shall pay TOLIC $18,500,000 in immediately available funds, no later than January 31, 2005. Of this total, $15,050,000 is attributable to the retrocession of the F&G Agreement and $3,450,000 is attributable to the retrocession of the Scottish Re Agreements. Additional consideration consists of ALR obtaining the necessary consents of F& G Life Insurance Company and Scottish Re Life Corporation to the novations described hereinafter in Paragraph (5) within five (5) business days of the date of this Letter of Intent. Said consideration addresses, in connection with these retrocession transactions, the transfer to TOLIC of rights and obligations, but excludes rights to premium and liability for claims occurring prior to December 31,2004. TOLIC shall not be compensated for and, hence, will have no exposure to any risk exposures of any type and/or claims with dates of death occurring at any time prior to December 31, 2004.

(4) On the sixth business day following the effective date of treaties documenting the retrocession transactions referenced in Paragraphs (1) and (2), TOLIC shall agree to be a guarantor as to the letters of credit provided by ALR as to the F&G Agreement and the Scottish Re Agreements, expressly in order to facilitate the release by the issuing banks of the funds represented by such letters of credit.

(5) ALR shall use its best efforts to assist TOLIC in obtaining the consent of the ceding companies referenced in Paragraphs (1) and (2) above to a novation of each of the F&G Agreement and the Scottish Re Agreements, continuing in full force and effect with respect to the respective ceding company hereunder. Effective as of and on the novation date, TOLIC shall be substituted in the place of ALR as the reinsurer of each of the F&G Agreement and the Scottish Re Agreements, provided however that said novations can be concluded on terms mutually acceptable to both ALR and TOLIC. Consideration for such novation is addressed in Paragraph (3) and (4) above, as well as Paragraphs (6) and (7) hereinafter. In the event that said novations do not take effect by January 31,2005, then the retrocession transactions described in preceding Paragraphs
(1), (2) and (3) shall be unwound and the termination and recapture of the Annuity Modco Treaty referenced in Paragraphs (8) and (9) hereinafter shall not occur.

(6)   First, on the effective date of the novation(s) referenced in Paragraph
(5) above, the retrocession agreements between ALR referenced in Paragraphs (1) and (2) shall terminate. Second, on the effective date of said novation(s), the letters of credit referenced in preceding Paragraph (4) shall also be cancelled by ALR and TOLIC and shall immediately terminate. Third and finally, on the effective date(s) of said novation(s), the title to the trust (the assets as to which equal or exceed $29 million) established in connection with the Scottish Re agreements shall be transferred from, ALR to TOLIC. The relevant trust agreement will be revised to reflect TOLIC as the trust's grantor and beneficiary, thereby replacing ALR as grantor and Scottish Re Life Corporation (or its predecessor in interest) as beneficiary.

(7) Upon termination of the letters of credit and the trust title transfer referenced in Paragraph (6) above, TOLIC shall direct the trustee (Mellon Bank) to wire the funds as referenced in preceding Paragraph (3) and totaling $18,500,000 to TOLIC.

(8) TOLIC and ALR shall terminate that certain Automatic Modified Coinsurance Annuity Reinsurance Agreement (No. 0676-01) between ALR and TOLIC effective September 30, 1998 (the "Annuity Modco Treaty") and TOLIC shall recapture all business ceded thereunder as of December 1, 2004. ALR shall remain liable to TOLIC for all claims under the Retrocession Treaty through and including November 30,2004 and, given such liability, shall be responsible for all net settlements under the Annuity Modco Treaty through and including said date.

(9) In consideration for the termination and recapture contemplated by the preceding Paragraph (8), ALR shall pay TOLIC, no later than January 31,2005: (a) amounts owed for all outstanding settlements (revenues, if any, offset from or by gross paid claims) through November 30, 2004 as reasonably agreed by TOLIC and ALR and (b) a termination premium of $14,000,000. Said consideration shall be paid first from the remaining assets from the trust established in connection with the Scottish Re Agreements and as to which TOLIC has assumed title, with the remainder to be paid in other immediately available funds.

TERMS AND WARRANTIES

Other terms and warranties are as follows:

A. Conditions Precedent. The consummation of the Transfer contemplated by any paragraph of the Structure Section above is warranted by ALR as a condition precedent to the parties' obligations to consummate the transactions contemplated by any subsequent paragraph of the Structure Section above. For example, if the novations described in paragraph (5) do not take place, neither TOLIC nor ALR shall proceed to effect termination and recapture of the Annuity Modco Treaty as referenced in Paragraphs (8) and (9).

B. Timing. The parties will use their best efforts to negotiate and execute Definitive Agreements by January 31, 2005. Definitive Agreements shall include, at a minimum, retrocession agreements as to each of the F&G Re Agreement and the Scottish Re Agreements, novation amendments as to each of the F&G Re Agreements and the Scottish Agreements, and a termination and recapture amendment as to the Annuity Modco Treaty.

C. Consents. To the extent required, as soon as reasonably possible after signing of this Agreement, the parties will work together to obtain the consents of the necessary ceding companies; provided however, that the consent of any regulatory authorities, including but not limited to the Bermuda Monetary Authority, shall be the sole responsibility of ALR,

D. Limitations of 'TOLIC's Liability under Retrocession Transactions Contemplated in Paragraphs(1) and (2). TOLIC's liability under retrocession transactions contemplated in paragraphs (1) and (2) are limited as follows: Under no circumstances shall TOLIC assume liability for any extracontractual liability or punitive damages liability or bad faith liability attributable under the F&G Agreement and the Scottish Re Agreements. ALR shall indemnify and hold TOLIC harmless as to any such liability. Also, under no circumstances shall TOLIC assume liability for any existing claim disputes, arbitrations, lawsuits or other dispute resolution proceedings.

E. Claim Payment Warranty by ALR for Effective Period of Retrocession. With respect to the F&G Agreement and the Scottish Re Agreements subject to the retrocession transactions described in Paragraphs (1) and (2), ALR warrants that all claims owed by ALR to the respective cedents shall be promptly paid to said cedents (F&G and Scottish Re) during the period during which the TOLIC retrocession transactions are in effect. For purposes of this warranty, "promptly" is defined as no later than thirty
      (30) calendar days following the receipt of a claim by ALR, provided however, that in the event ALR chooses to contest (rather than pay) any such claim in the exercise of commercial reasonableness, then ALR shall notify TOLIC of same within five (5) calendar days.

F. Claim Indemnification by ALR for Claims With Dates of Loss Prior to December 31, 2004. As referenced in preceding Paragraph (3), TOLIC has no liability of any sort in connection with the F&G Agreement and /or the Scottish Re Agreements on any date prior to December 31, 2004. ALR shall therefore indemnify and hold TOLIC harmless for any and all causes of actions and claims alleged, asserted or presented by third parties (including but not limited to Fidelity and Guaranty Life Insurance Company and Scottish Re Life Corporation) as against TOLIC, in the event that such causes of action and claims have dates cf death or occurrence prior to December 31, 2004.

G. Implementation Due Diligence. ALR warrants that the reserve transfer and renewal commissions payable by TOLIC are subject to revision in the event of implementation due diligence uncovering misstatement in any of the financial information provided by ALR during 2004. Financial information is defined as all financial information related to the F&G Agreement and the Scottish Re agreements provided by ALR in 2004, including but not limited to historic portfolio performance, pricing basis and experience studies (lapse and mortality). Said implementation due diligence will occur no later than forty-five (45) days following the date of both parties' execution of this Letter of Intent (or, if one party executes the Letter of Intent on a later date than the other party, then the later dare will be used for purposes of this time determination).

H. Portfolio Model Reliance. Specific reliance was placed by TOLIC on the accuracy of the portfolio models used by ALR as to the F&G Agreement and the Scottish Re

      Agreements. These models have not yet been validated against internally developed TOLIC models. Said validation shall occur no later than forty-five (45) days following the date of both parties' execution of this Letter of Intent (or, if one party executes the Letter of Intent on a later date than the other party, then the later date will be used for purposes of this time determination). In the event of any dispute between TOLIC and ALR as to the validation of models, said dispute will be adjudicated by an independent qualified actuary who is both a Fellow of the Society of Actuaries and a Milliman consultant or employee. Any material change (more than 2% of transferred reserves) in the reserve required based on future TOLIC models (to be developed during 2005) will be payable by ALR.

I. Updating of Reserve Adjustments. The reserve transfer amounts calculated by TOLIC as to the F&G Agreement and the Scottish Re Agreements are based on models and data provided by ALR. An adjustment to true these models to the actual Fourth Quarter 2004 results will be made to ascertain the appropriate reserve transfer amounts. Said true-up will occur no later than one hundred twenty (120) days following the date of both parties' execution of this Letter of Intent (or, if one party executes the Letter of Intent on a later date than the other party, then the later date will be used for purposes of this time determination). Any resulting difference in reserve transfer amount (positive or negative) will be transferred between the parties.

J. Treaty Terms as as to Retrocession and Novation Transactions. As a condition precedent to TOLIC's assumption of liability for the retrocession transactions described in preceding Paragraphs (1), (2) and
      (3) as a condition precedent to the novation transactions described in preceding paragraphs (5), (6), and (7), TOLIC shall have the right to vary and/or revise the treaty terms of the F&G Agreement and the Scottish Re Agreements.

K. Format of Settlement Reports. For 2005, the format of the settlement reports (as to premium and claims) to be used with each of the F&G Agreement and the Scottish Re Agreements shall be that utilized by ALR in 2004.

L. Administration of Scottish Re Agreements. The consummation of the transaction is conditioned on whether TOLIC, in its sole discretion, is able to assure that Sarbanes Oxley clearance by its Steering Committee is granted with respect to the F&G Agreement and the Scottish Re Agreements, so as to allow TOLIC to exercise appropriate controls and to allow access to adequate and sufficient data for purposes of life reinsurance administration. TOLIC will make such determination and communicate same within sixty (60) days following the date of both parties' execution of this Letter of Intent (or, if one party executes the Letter of Intent on a later date than the other party, then the later date will be used for purposes of this time determination).

M. Cooperation. The parties hereto agree to promptly execute any and all supplemental agreements and other documents of any nature or kind, and take all such other actions, which any other party may reasonably require in order to implement the provisions or objectives of this Letter of Intent.

N. Amendments. Any modification, amendment, addition, alteration of any of these terms, covenants or conditions shall not be effective unless reduced to writing and duly executed by the parties.

O. Applicable Law. The validity, construction and enforceability of this Letter of Intent shall be governed by the laws of the State of Iowa applicable to contracts executed and to be performed solely within the State of Iowa.

P. Counterparts. Provided that both parties hereto execute a copy of this Letter of Intent, this Letter of Intent may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties acknowledge that delivery of executed counterparts of this Letter of Intent may be affected by facsimile, and that, in such event, the signatures transmitted by said facsimile shall be acknowledged by both TOLIC and ALR to be original and binding signatures. The exchange of executed Letter of Intent counterparts by facsimile will be followed by delivery of the counterparts by overnight express to each of TOLIC and ALR.

DILIGENCE; DEFINITIVE AGREEMENTS - Consummation of the Transaction will be subject to (i) approval of the Board of Directors of ALR and the President-Reinsurance Division of TOLIC and (ii) negotiation and execution of Definitive Agreements, as referenced in Paragraph B above. The Definitive Agreements will contain representations and warranties, covenants, conditions and indemnities that are customary and appropriate for similar transactions.

EXPENSE REIMBURSEMENT - ALR and TOLIC shall each pay its own costs and expenses necessary to effect the proposed Transaction, including the expenses of preparing the Definitive Agreement.

PUBLIC ANNOUNCEMENT - Neither party nor their employees, agents or ostensible agents will make or issue any public statement or announcement with respect to the transactions contemplated by this letter without the prior written approval of the other, except that in the event the parties are unable to agree on a public statement or announcement and legal counsel for a party is of the opinion that such statement or announcement is required by law or applicable stock exchange rules, then such party may issue the legally required statement or announcement. Each party shall indemnify, defend and hold the other party harmless from any liability, damage or expense, including reasonable attorneys' fees, resulting from any breach of this provision by such party or employees, agents or ostensible agents thereof.

The obligations set forth in this Letter of Intent shall become binding obligations of the parties upon execution and delivery by ALR of a counterpart of this letter to TOLIC. Any modification of the obligations set forth herein will be only as set forth in Definitive Agreements executed by ALR and TOLIC.

Please do not hesitate to contact me to discuss the terms of the Transaction or to respond to any questions that may arise with respect to this Letter of Intent, prior to its execution.

Sincerely,

Transamerica Occidental Life Insurance Company

By: /s/ Patrick B. Kelleher
    ------------------------------------------
Name: Patrick B. Kelleher
Title: Senior Vice President

AGREED AND ACCEPTED

Annuity & Life Reassurance. Ltd.

By: /s/ Robert M. Lichten.
    ------------------------------------------
Name: Robert M. Lichten.
Title: Director & Member of Executive Committee

 c:   Robert Lichten